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                 June 19, 2020

       Richard Mills
       Chief Executive Officer
       Creative Realities, Inc.
       13100 Magisterial Drive, Suite 100
       Louisville, KY 40223

                                                        Re: Creative Realities,
Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed June 12, 2020
                                                            File No. 333-239108

       Dear Mr. Mills:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Matthew Derby, Staff Attorney, at (202) 551-3334, or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Bradley Pederson